Exhibit 3.1
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
ARDEA BIOSCIENCES, INC.
     Ardea Biosciences, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
     First: The name of the Corporation is Ardea Biosciences, Inc.
     Second: The original name of the Corporation is IntraBiotics Pharmaceuticals, Inc. The date on which the Corporation’s original Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware was January 19, 1994.
     Third: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:
     1. Article V, Section A.1 of the Amended and Restated Certificate of Incorporation shall be amended and restated to read in its entirety as follows:
     “1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the Board of Directors shall be no less than 5 and no greater than 11 directors and shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.”
     2. Article V, Section A.2 of the Amended and Restated Certificate of Incorporation shall be amended and restated to read in its entirety as follows:
     “2. ELECTION OF DIRECTORS. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”
     3. Article V, Section A.3(a) and (b) of the Amended and Restated Certificate of Incorporation is hereby deleted and replaced with the following new Article V, Section A.3:
     “3. REMOVAL OF DIRECTORS. The Board of Directors or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation, entitled to vote at an election of such directors.”
     4. Article V, Section B.1 of the Amended and Restated Certificate of Incorporation shall be amended and restated to read in its entirety as follows:
     “1. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders shall have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.”
     5. Article VII of the Amended and Restated Certificate of Incorporation shall be amended and restated to read in its entirety as follows:
“The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.”
     Fourth: The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     In Witness Whereof, Ardea Biosciences, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 27th day of July, 2007.

Ardea Biosciences, Inc.
By:	/s/ Barry D. Quart
Barry D. Quart, Pharm.D